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Exhibit 10.29

SEPARATION AGREEMENT AND COMPLETE SETTLEMENT AND RELEASE

        This Separation Agreement and Complete Settlement and Release (hereinafter "Agreement") is made and entered into by and between Mark Bruning (the "Employee") and American Medical Response, Inc. ("Company"), having offices at: 6200 S. Syracuse Way, Suite 200, Greenwood Village, CO 80111.

        The definition of "Affiliate" for the purpose of this Agreement shall mean any direct or indirect parent company, subsidiary company, or contractual affiliate of the Company, including without limitation, Emergency Medical Services Corporation, EmCare, Inc., Reimbursement Technologies, Inc. and their subsidiaries and contractual Affiliates. The use of gender specific terms or pronouns in this Agreement shall not be considered as a limitation to a specific gender but instead shall be considered as inclusive of all genders.

RECITALS

        WHEREAS, the Employee has been employed by the Company in a confidential relationship and in an executive position as the President of the Company; and

        WHEREAS, the Employee has had access to and has become familiar with information as to the specific manner of doing business, strategic plans for future business and identity of customers and potential customers, all of which is established and maintained at great expense to the Company and constitutes trade secrets of the Company; and

        WHEREAS, the Employee recognizes that the Company and its Affiliates depend upon this confidential information and trade secrets, including without limitation confidential techniques, methods and data; and

        WHEREAS, the Company and its Affiliates will sustain great loss and damage if the Employee should violate the provisions of this Agreement, particularly with respect to confidential information and restrictions on competition. Monetary damages for such losses would be extremely difficult to measure; and

        WHEREAS, Employee has agreed to enter into this Agreement in exchange for a separation payment, and other valuable consideration which is in addition to any benefits Employee may be entitled to receive; and

        WHEREAS, Employee and the Company desire to settle fully and finally any and all employment relationship matters between them including, but not limited to, any differences that might have arisen out of Employee's employment with and termination from the Company.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual promises made herein, it is agreed as follows:

  1.
  TERM.    The Term of this Agreement shall commence on the Termination Date and shall terminate as of the date Employee receives their final Separation Payment (the "Term").

  2.
  TERMINATION.    The Employee's last active day of employment with the Company will be January 14, 2013 (the "Termination Date"), and the Employee's employment with the Company will terminate effective on that date. The Employee will receive vested payment for any and all accrued unused paid time off days.

  3.
  SEPARATION PAYMENTS.    As consideration for the Employee's commitments set forth in this Agreement and in accordance with Employee's Employment Agreement dated May 4, 2009 and subsequently amended March 16, 2010 and May 25, 2011 (collectively the "Employment Agreement"), the Company agrees to pay to Employee, upon expiration of the revocation period provided for herein, an amount equal to one hundred four (104) weeks' base pay, plus an amount equal to ninety (90) days' base pay in lieu of the required notice under the Employment Agreement, which equals a total payment of One Million Fifty-five Thousand Seven Hundred Fifty Dollars ($1,055,750), plus a lump sum in the amount of One Hundred Thirty-one Nine Hundred Sixty-nine Dollars ($131,969) in lieu of the required notice under the Employment Agreement, less all legally required deductions for FICA, taxes, and all other applicable withholdings. After expiration of the revocation period, the payments will be made per the normal payroll cycle over the one hundred four (104) week period following the date this Agreement is executed by all parties. These periodic Separation Payments will be made to the Employee, unless otherwise advised in writing, at the Employee's home address as indicated in the Company's records. In addition, Employee shall receive any bonus payment owed pursuant to the Company's bonus plans in accordance with the terms of such bonus plans when all such other bonuses are paid to other eligible employees. The Separation Payments and the bonus payment provided for in this paragraph shall be in full and complete satisfaction of, without limitation, any claim for salary, benefits, compensation of any sort, or any other claim for anything of economic value that the Employee may have arising out of his or her employment with the Company, or termination.

  4.
  OUTPLACEMENT.    The Company agrees to provide Employee with the outplacement services set forth in Exhibit "A" attached hereto.

  5.
  BENEFITS CONTINUATION.

  A.
  Previously elected group coverage under the medical, dental, and vision plans for the Employee and eligible dependents will cease on the Termination Date. Under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") as amended from time to time, the Employee may elect to continue coverage for themselves and their covered dependents for up to eighteen (18) months from the Termination Date. The COBRA premium for these benefits will be equal to one hundred two percent (102%) of the current total premium for each benefit selected for continued coverage (the "COBRA Premium").

  B.
  Information regarding the Employee's right to continue previously elected group coverage will be sent to the Employee's home address by the COBRA administrator. This packet will include a COBRA application as well as information concerning the COBRA Premium. Employee must ensure their current home address is on file with the Company.

  C.
  If the Employee elects to utilize COBRA coverage, Company will continue to subsidize the COBRA Premium for a period of eighteen (18) months and in accordance with Company policy, and Company will automatically deduct the Employee's contribution towards the COBRA Premium from any Separation Payments made pursuant to this Agreement. At such time as the Employee ceases to receive Separation Payments from the Company, Employee shall assume sole responsibility for payment of the full COBRA Premium.

  D.
  If the Employee fails to timely elect COBRA continuation coverage, coverage under the respective medical, dental and/or vision plan(s) will cease as of the Termination Date.

  E.
  Previously elected participation under the 2013 Health Care Flexible Spending Account will cease on date of termination. Eligible expenses incurred prior to termination can continue to be reimbursed from the Health Care Spending Account, provided that any request for reimbursement be made before March 31, 2014. Participation in the Health Care Flexible Spending Account can be continued through COBRA.

    F.
    Participation in the 2013 Dependent Care Spending Account will cease on the Termination Date. Eligible expenses incurred up to and until December 31, 2013, may continue to be reimbursed from the Dependent Care Spending Account provided that any request for reimbursement be made before March 31, 2014.

  6.
  RETURN OF COMPANY PROPERTY.    In accordance with his/her existing and continuing obligations to the Company and the terms of the Employment Agreement, Employee agrees to return to the Company, on or before the Termination Date, all Company property or copies thereof, including, but not limited to, files, records, computer access codes, computer programs, keys, card key passes, manuals, databases, documents, business plans, and other property and equipment which he/she received or prepared or helped to prepare in connection with his employment with the Company. Employee agrees to vacate Company premises on or before Termination Date.

  7.
  ALL COMPENSATION DUE.    Employee acknowledges and agrees that the consideration described herein constitutes the sole and exclusive consideration provided Employee under this Agreement and that Employee is not entitled to this consideration if Employee does not sign this Agreement. Employee further acknowledges and agrees that Employee has received all wages, bonuses, compensation, remuneration and all other moneys due Employee arising out of, relating to or resulting from Employee's employment with the Company including but not limited to all moneys due Employee under any benefit plans established and/or maintained by the Company.

  8.
  CONSULTING.    The Employee shall, without additional compensation or consideration, provide consulting services throughout the Term as may be requested from time-to-time by William A. Sanger, related to matters that Employee may have worked on prior to the Termination Date.

  9.
  NONCOMPETITION AGREEMENT.

  A.
  The Employee acknowledges that the payments and other benefits provided to him under this Agreement constitute good and valuable consideration for his non-competition covenants and that monetary damages for losses occasioned by his failure to abide by these covenants would be substantial and extremely difficult to measure. Because of the difficulty of measuring economic damages to the Company as a result of violations of this Section, and because of the immediate and irreparable damage that would be caused to the Company, in the event of a breach by the Employee of the provisions of this Section, the Employee agrees that the Company and its affiliates may, in addition to any other available remedy, enforce the provisions of the Section by all equitable relief, including injunctions and restraining orders. The Employee acknowledges that payments contemplated herein are contingent upon compliance with this Section. Employee agrees that if he/she violates or threatens to violate this Section, the Company may immediately discontinue or recover the Separation Payments paid to Employee under this Agreement.

  B.
  The Employee agrees that for a period twenty-four months from the effective date of this Agreement, Employee will not in any manner directly or indirectly: (a) disclose or divulge to any person, entity, firm, company or employer, or use for Emplolyee's own benefit or the benefit of any other person, entity, firm, company or employer directly or indirectly in competition with Employer, any knowledge, information, business methods, techniques or data of Employer; (b) solicit, divert, take away or interfere with any of the accounts, trade, business patronage, employees or contractual arrangements of Employer; or (c) compete with Employer, or enter into any contractual arrangements either individually or as equity-holder in any entity, for the provision of air or ground ambulance services, medical transportation services or managed medical transportation services within one hundred (100) miles of any client of Employer.

    C.
    The covenants of this Section are severable and separate, the unenforceability of any specific provision or covenant shall not affect the enforceability of any other covenant, and it is the intention of the parties that the provisions hereunder be enforced to fullest extent that a court may deem reasonable. It is further specifically agreed that, with respect to any period in which the Employee is in violation of Section, the non-competition period referred to herein shall be extended until such time as the Employee returns to compliance with Section plus the length of time during the period in which the Employee was in violation of any provision of this Section.

    D.
    The Company and Employee acknowledge that Colorado law, as set forth in Colorado Revised Statutes § 8-2-113(2), voids covenants not to compete unless such covenant qualifies for at least one enumerated exception. The Company and the Employee agree, and therefore waive any argument to the contrary, that the restrictions set forth in this Section are legal and enforceable under Colorado law because such restrictions meet two such exceptions: (i) this Agreement is a "contract for the protection of trade secrets" and (ii) Employee is an "executive." C.R.S. § 8-2-113(2)(b) & (d).

  10.
  PROPRIETARY COMPANY INFORMATION.    Employee affirms his continuing obligation to keep all proprietary Company information confidential and not to disclose it to any third party in the future. As used in this Agreement, the term "Proprietary Company Information" includes, but is not necessarily limited to, technical, marketing, business, financial, or other information which constitutes trade secrets information or information not available to the competitors of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company or its Affiliates.

  11.
  CONFIDENTIALITY AND TRANSITION.    Employee agrees to keep the terms of this Agreement confidential and not to disclose its contents to anyone except his lawyer, immediate family member, or financial consultant, provided that such lawyer, immediate family member or financial consultant first agrees to keep the terms of this Agreement confidential. Employee further agrees that it is a material term of this Agreement that there be an orderly, collaborative and professional transition of his duties to a designated Company representative. Should the Employee take any action inconsistent with his obligation in this regard, the Employee agrees that said action shall constitute grounds for the Company to rescind this Agreement and terminate the Separation Payments.

  12.
  NO VIOLATION OF LAWS.    Employee acknowledges that there are various local, state, and federal laws that prohibit employment discrimination on the basis of age, sex, race, color, national origin, ancestry, citizenship, religion, disability, marital status, sexual orientation, medical condition, veteran status, other protected classes, and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Fair Labor Standards Act, ERISA, workers' compensation laws, unemployment compensation laws, etc. In exchange for the consideration provided for in this Agreement,

    Employee releases any and all rights under these or any other laws with respect to his/her employment and termination of employment at the Company and acknowledges that neither the Company nor its Affiliates, nor any of their officers, directors, Employees or agents has (i) discriminated against him/her, (ii) breached any contract with him/her, (iii) committed any civil wrong (tort) or personal injury against him/her, or (iv) otherwise acted unlawfully toward him/her. Employee acknowledges that Company does not admit and denies any violation of any law or any liability to Employee.

  13.
  WAIVER OF ALL CLAIMS, COVENANT NOT TO SUE AND GENERAL RELEASE.

  A.
  On entering into this Agreement, Employee fully, finally, and forever waives any and all actions, causes of action, claims and demands of any nature (hereinafter "Claims"), whether known or unknown, that he/she has or may have against the Company and its Affiliates, as well as their officers, directors, Employees and agents (collectively, "Released Parties") based on any Claim arising at any time prior to and including the date that Employee signs this Agreement.

  B.
  Employee agrees further that he will not file or cause or permit to be filed on his behalf any administrative charge or complaint or any lawsuit against any of the Released Parties based on any Claim arising at any time prior to and including the date Employee signs this Agreement. Employee agrees that the Company may immediately discontinue or recover the Separation Payments paid to Employee under this Agreement if Employee files, causes or permits to be filed on his behalf any administrative charge or complaint or any lawsuit against any of the Released Parties based on any claim, matter, or thing arising at any time prior to and including the date Employee signs this Agreement. Employee will not seek and will not accept any personal equitable or monetary relief in connection with any complaint, charge or investigative proceeding involving any federal or state governmental agency, body, or department, if initiated by or participated in by Employee.

  C.
  Employee hereby unconditionally and generally releases and discharges the Released Parties from all Claims, whether known or unknown, or foreseen or unforeseen, which Employee has or may have against any of the Released Parties arising at any time prior to and including the date Employee signs this Agreement; further including, without limitation, any and all Claims which relate directly or indirectly to Employee's employment with the Company or its Affiliates, his separation from that employment; and/or the failure or refusal to reinstate him to employment; and further including, without limitation, Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation, or any other tort or personal injury, and Claims of discrimination based upon sex, race, age, national origin, ancestry, religion, disability, marital status, sexual orientation, medical condition, veteran status, and other protected classes, including, without limitation, such Claims as were asserted, or could have been asserted.

  D.
  In further consideration of the Company's undertakings as described above, Employee hereby unconditionally releases and discharges the Released Parties of and from all Claims arising at any time prior to and including the date Employee signs this Agreement, which he has or may have against the Released Parties, and/or any of them, under the United States Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Section 621 et seq.

    E.
    Employee and the Company intend for this Agreement to comply with Section 201 of the Older Workers Benefit Protection Act of 1990. Accordingly, Employee acknowledges and represents as follows:

    1.
    Employee waives such Claims as he/she may have under ADEA knowingly and voluntarily and in exchange for consideration of value to which he/she is not otherwise entitled;

    2.
    Employee has been advised to consult an attorney in connection with this Agreement; and

    3.
    Employee has been given twenty-one (21) days within which to consider this Agreement.

  14.
  REVOCATION PERIOD.    Employee understands that he has seven (7) days to revoke this Agreement after signing it by providing written notice of such revocation to Kim Norman, Senior Vice President of Human Resources, 6200 South Syracuse Way, Suite 200, Greenwood Village, Colorado 80111, and that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised this right of revocation.

  15.
  ETHICS & COMPLIANCE STATEMENT

  A.
  As of the effective date of this Agreement, Employee affirms and certifies that he has reported in writing to the Company's General Counsel or Compliance Officer any and all conduct, actions or practices by any Employee, contractor or vendor that the Employee knows to be or suspects to be a violation of the Company's Ethics & Compliance policies, Code of Business Conduct & Ethics, or law including, but not limited to, any federal or state anti-kickback law or Medicare law.

  B.
  Employee agrees that, throughout the term of this Agreement, he will report to the Company's General Counsel or Compliance Officer any action or practice by any Employee, contractor or vendor that becomes known by Employee or that Employee suspects to be contrary to the Company's Ethics & Compliance policies, the Company Code of Business Conduct & Ethics, or law including, but not limited to, any federal or state anti-kickback law or Medicare law.

  C.
  Employee agrees to remain available throughout the term of this Agreement, upon reasonable notice by the Company's General Counsel or Compliance Officer, to provide information, give testimony, participate in compliance related conferences, and provide other cooperation, as deemed necessary by Company, on behalf of the Company. The Employee further agrees to be truthful in any and all representations made to the Company and any state or Federal governmental agencies in all outstanding or future investigations in which the Employee may be requested to take part. The Company agrees to reimburse all reasonable pre-approved travel related expenses incurred by the Employee in the course of such cooperation.

  D.
  Employee agrees that if he violates or threatens to violate this Section, the Company may immediately discontinue or recover the separation payments paid to Employee under this Agreement.

  16.
  GOVERNING LAW.    The construction, interpretation, and performance of this Agreement shall be governed by the laws of the State of Colorado. Any and all actions to interpret or enforce this Agreement shall occur exclusively and only in a court of competent jurisdiction in the State of Colorado.

  17.
  ENTIRE AGREEMENT.    This Agreement contains the entire agreement between the Company and Employee and fully supersedes any and all prior agreements or understandings pertaining to the subject matter thereof. Employee represents and acknowledges that in executing this Agreement, he/she has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

        Employee has read this Agreement fully, understands its contents, and voluntarily signs this Agreement with the intention to be bound by all of its terms.

AMERICAN MEDICAL RESPONSE, INC.
By:	/s/ William A. Sanger William A. Sanger, Chief Executive Officer
Date:
MARK BRUNING
By:	/s/ Mark Bruning Mark Bruning
Date:

QuickLinks

  Exhibit 10.29
SEPARATION AGREEMENT AND COMPLETE SETTLEMENT AND RELEASE
RECITALS
AGREEMENT